    As filed with the Securities and Exchange Commission on January 23, 1995
                                                   Registration No. 33 -
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ----------------------

                                   FORM  S-3
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                             ----------------------

                           TELE-COMMUNICATIONS, INC.
            (Exact name of registrant as specified in its charter)

           Delaware                                           84-1260157
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                             Identification No.)

                               5619 DTC Parkway
                        Englewood, Colorado 80111-3000
                                (303) 267-5500

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ----------------------

                            Stephen M. Brett, Esq.
                           Tele-Communications, Inc.
                               Terrace Tower II
                               5619 DTC Parkway
                        Englewood, Colorado 80111-3000
                                (303) 267-5500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ----------------------

                                   Copy to:
                         Elizabeth M. Markowski, Esq.
                             Baker & Botts, L.L.P.
                               885 Third Avenue
                         New York, New York 10022-4834
                                (212) 705-5000

                             ----------------------

     Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of the registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

                        CALCULATION OF REGISTRATION FEE

================================================================================
                                            Proposed    Proposed
                              Amount to     maximum     maximum
                                  be       offering    aggregate    Amount of
  Title of each class of     Registered    price per    offering   registration
securities to be registered      (1)        Unit (2)   price (2)        fee
- --------------------------------------------------------------------------------
Class A Common Stock,
 par value $1.00 per share       500         $22.00     $11,000        $3.79
================================================================================

(1) Pursuant to Rule 416 under the Securities Act of 1933,this Registration Statement also relates to such additional shares of Class A Common Stock as may be issued as a result of the anti-dilution provisions contained in certain convertible notes issued by TCI-UA, Inc. described elsewhere in this Registration Statement.

(2) Estimated solely for purposes of determining the registration fee in accordance with Rule 457 on the basis of the average of the high and low prices of the Class A Common Stock, par value $1.00 per share, of Tele-Communications, Inc. on January 20, 1995.

  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

  Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included herein also relates to 5,041,916 shares of Class A Common Stock registered pursuant to Registration Statement No. 33-54263

================================================================================

                 Subject to Completion, dated January 20, 1995

PROSPECTUS

                           TELE-COMMUNICATIONS, INC.
                             Class A Common Stock
                               ($1.00 Par Value)

     This Prospectus relates to shares (the "Shares") of the Class A Common Stock, par value $1.00 per share (the "Class A Common Stock"), of Tele-Communications, Inc., a Delaware corporation (the "Company"), to be issued from time to time upon conversion of up to $30 million aggregate principal amount of certain convertible notes (the "Notes") of TCI-UA, Inc. ("TCI-UA"), an indirect, wholly-owned subsidiary of the Company, and the offering and sale of the Shares by the holders thereof (each a "Selling Stockholder") from time to time thereafter. At the date of this Prospectus, 5,042,016 shares of Class A Common Stock are issuable upon conversion of such aggregate principal amount of the Notes. See "The Shares Being Offered" and "Selling Stockholders."

     The shares of the Company's Class A Common Stock and the Company's Class B Common Stock, par value $1.00 per share (the "Class B Common Stock"), are traded in the over-the-counter market on the NASDAQ National Market under the symbols TCOMA and TCOMB, respectively. The Class A Common Stock and the Class B Common Stock are identical in all respects except that each share of Class B Common Stock has ten votes per share and each share of Class A Common Stock has one vote per share. Each share of Class B Common Stock is convertible, at the option of the holder, into one share of Class A Common Stock. The Class A Common Stock is not convertible.

     The Shares may be offered for sale by the Selling Stockholders from time to time in varying amounts and at prices and on terms to be determined at the time of a sale or sales and to be set forth in a supplement or supplements to this Prospectus (each, a "Prospectus Supplement"). The Shares may be sold by the Selling Stockholders directly, through agents designated from time to time or to or through broker-dealers or underwriters designated from time to time. To the extent required, the number of Shares to be sold, the name of the Selling Stockholder, the purchase price, the public offering price, if applicable, the name of any such agent, broker-dealer or underwriter, and any applicable commissions, discounts or other items constituting compensation to such agents, broker-dealers or underwriters with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. The aggregate proceeds to the Selling Stockholders from the sale of the Shares so offered will be the purchase price of the Shares sold less the aggregate commissions, discounts and other compensation, if any, paid to agents, broker-dealers or underwriters, and other expenses of the offering and sale not borne by the Company. See "The Shares Being Offered" and "Plan of Distribution." There will be no proceeds to the Company from the issuance or sale of the Shares. The Company knows of no selling arrangement between any agent, broker-dealer or underwriter and the Selling Stockholders.

     The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any discount or commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under such Act.

                              --------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

                The date of this Prospectus is January __, 1995.

     The Company was incorporated in 1994 under the name "TCI/Liberty Holding Company" for the purpose of combining the Company's predecessor, Tele-Communications, Inc. (renamed "TCI Communications, Inc." and referred to herein as "TCIC"), and Liberty Media Corporation ("Liberty"). On August 4, 1994 the mergers (the "TCI/Liberty Combination") of TCIC and Liberty with separate wholly-owned subsidiaries of the Company were consummated and each of TCIC and Liberty became wholly-owned subsidiaries of the Company. In connection with the TCI/Liberty Combination, the Company changed its name to Tele-Communications, Inc. and TCIC changed its name to TCI Communications, Inc. Unless the context indicates otherwise, as used in this Prospectus the term "Company" means, on and after August 4, 1994, Tele-Communications, Inc. (formerly named "TCI/Liberty Holding Company") and, before August 4, 1994, TCIC (formerly named "Tele-Communications, Inc."), and their respective consolidated subsidiaries.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Shares and the Company, reference is made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports, proxy and information statements and other information filed by the Company, including the Registration Statement, can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at 7 World Trade Center, Suite 1300, New York, New York 10048; and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The Company hereby incorporates in this Prospectus by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1993, as amended by Form 10-K/A (Amendment 1) (Commission File No. 0-5550), (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, as amended by Form 10-Q/A (Amendment 1) (Commission File No. 0-5550), (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994 (Commission File No. 0-5550), (iv) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1994, as amended by Form 10-Q/A (Amendment
1) and Form 10-Q/A (Amendment 2) (Commission File No. 0-20421), (v) the Company's Current Reports on Form 8-K dated February 15, 1994, February 25, 1994, April 6, 1994 and May 27, 1994, as amended by Form 8-K/A (Amendment 1) (Commission File No. 0-5550), and (vi) the Company's Current Reports on Form 8-K dated August 5, 1994, August 18, 1994, August 26, 1994, October 27, 1994 and December 2, 1994 , as amended by Form 8-K/A (Amendment 1) (Commission File No. 0-20421).

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Shares described in this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than certain exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Such requests should be addressed to Stephen M. Brett, Esq., Executive Vice President and General Counsel, Tele-Communications, Inc., Terrace Tower II, 5619 DTC Parkway, Englewood, Colorado 80111-3000; telephone (303) 267-5500.


                              --------------------

                            CERTAIN CONSIDERATIONS

     The following factors, among others, should be considered carefully before making an investment decision with respect to the Shares.

     Losses. The Company incurred a net loss in each of the three fiscal years in the period ended December 31, 1993 and losses from continuing operations in the fiscal years ended December 31, 1993 and December 31, 1991. The Company had net earnings for the nine-month periods ended September 30, 1994 and 1993. Notwithstanding the losses it has incurred, the Company has been able to, and expects to continue to be able to, satisfy its debt service and other obligations as and when they become due. The Company's Operating Cash Flow (operating income before depreciation, amortization and other non-cash credits or charges) ($1,858 million, $1,637 million and $1,430 million for the years ended December 31, 1993, 1992 and 1991, respectively, and $1,339 million and $1,409 million for the nine-month periods ended September 30, 1994 and 1993, respectively) has historically been sufficient to cover its interest expense ($731 million, $718 million and $826 million for the years ended December 31, 1993, 1992 and 1991, respectively, and $568 million and $549 million for the nine-month periods ended September 30, 1994 and 1993, respectively). The Company's interest coverage ratio for the years ended December 31, 1993, 1992 and 1991 was 254%, 228%, and 173%, respectively, and for the nine months ended September 30, 1994 and 1993 was 236% and 257%, respectively. Operating Cash Flow is a measure of value and borrowing capacity within the cable television industry and is not intended to be a substitute for cash flows provided by operating activities, a measure of performance prepared in accordance with generally accepted accounting principles, and should not be relied upon as such.


                                  THE COMPANY

     The Company, through its subsidiaries and affiliates, is principally engaged in the construction, acquisition, ownership and operation of cable television systems and the provision of satellite-delivered video entertainment, information and home shopping programming services to various video distribution media, principally cable television systems. The Company believes that, measured by the number of basic subscribers, it is the largest provider of cable television services in the United States. The Company also has investments in cable and telecommunications operations and television programming in certain international markets. The Company has also invested in companies and joint ventures involved in developing and providing programming for new television and telecommunications technologies. The Company is a Delaware corporation and its executive offices are located at Terrace Tower II, 5619 DTC Parkway, Englewood, Colorado 80111-3000; telephone (303) 267-5500.

                            THE SHARES BEING OFFERED

     On July 9, 1986, the Company entered into a Stock Purchase Agreement (the "Naify Agreement") with Marshall Naify, Robert A. Naify, a corporation owned by them, certain members of their respective families and certain trusts established for the benefit of such persons and certain other members of their respective families (the "Naify Family"), pursuant to which the Company acquired from the Naify Family in December of 1986 all of the shares of common stock of United Artists Communications, Inc. ("UACI") owned by them, which represented approximately 55% of the UACI shares then outstanding. The consideration paid for each share of UACI common stock acquired by the Company pursuant to the Naify Agreement was $18.498, of which $6.64 was paid in cash and the balance of $11.858 per share was represented by Notes.

     The Notes are general unsecured obligations of TCI-UA, the principal amount of which is payable on December 12, 2021 and bears interest at the rate of 1.85% per annum until December 12, 2003 and no interest thereafter. The Notes are presently convertible at any time at the option of the holder into approximately one share of Class A Common Stock ("Conversion Shares") for each $5.95 principal amount of Notes, subject to adjustment under stated circumstances.

     As of the date of this Prospectus, Notes in the aggregate principal amount of $230,330,481 are outstanding, which Notes are convertible at the current conversion rate into an aggregate of approximately 38,710,990 Conversion Shares (excluding fractional shares issuable upon conversion of any particular Note). The names of the members of the Naify Family who currently hold the Notes, the aggregate principal amount of the Notes held by each such holder and the number of whole shares of Class A Common Stock into which the Notes of such holder are convertible at the current conversion rate are set forth under "Selling Stockholders" below. In accordance with the terms of the Naify Agreement, neither the Notes nor the Conversion Shares may be transferred unless they are registered under the Securities Act or an exemption from registration is available. The Notes have not been registered under the Securities Act and neither the Company nor TCI-UA has any obligation to register the Notes. The Naify Agreement provides the holders of the Notes with certain demand and incidental or "piggyback" registration rights with respect to the Conversion Shares. Specifically, the demand registration rights permit holders of the Notes from time to time to require the Company to register Conversion Shares, in minimum quantities of 1,000,000 Conversion Shares, under the Securities Act for sale in an underwritten public offering, except that the Company is not obligated to effect such registration more than once in any six month period or if, in order to comply with such request, the Company could be required to undergo a special interim audit (unless the parties requesting registration agree to pay all fees and expenses of such special interim audit). The incidental registration rights permit the holders of the Notes to have their Conversion Shares included in certain types of registration statements proposed to be filed by the Company. The Company's agreement to register the Shares covered by this Prospectus as described below is contained in a letter agreement which has been filed as Exhibit 99.1 to the Registration Statement and is separate from the Company's obligation to register Conversion Shares under the Naify Agreement. The full text of the Naify Agreement has been filed as Exhibit
99.2 to the Registration Statement of which this Prospectus forms a part. See "Available Information."

     The Company has agreed, for the benefit of the holders of the Notes, to register the Conversion Shares to be issued from time to time upon conversion of up to $30 million aggregate principal amount of the Notes and the resale of such shares from time to time by the holders thereof. The Shares offered hereby represent the number of Conversion Shares issuable upon conversion of such aggregate principal amount of Notes, as such number may be increased or decreased as a result of adjustments to the conversion rate pursuant to the anti-dilution provisions of the Notes. At the current conversion rate, 5,042,016 Conversion Shares are issuable upon conversion of $30 million aggregate principal amount of the Notes. The Conversion Shares will be included in the Shares covered by this Prospectus on the basis of the order in which the Notes, up to an aggregate principal amount of $30 million, are converted.

                              SELLING STOCKHOLDERS

     A member of the Naify Family, or any person to whom a member of the Naify Family has transferred Notes in a transaction permitted by the Naify Agreement, for whose account Shares are being offered hereby is referred to herein as a "Selling Stockholder". It is anticipated that, from time to time after the date hereof, record ownership of certain of the Notes that are currently held in trust for the benefit of members of the Naify Family will be transferred to the beneficiaries of the applicable trust and/or that record ownership of certain of the Notes may be transferred to living trusts of which the current record owner or (in the case of Notes currently held in trust) beneficial owner would be a trustee with sole control and complete discretion to revoke or amend such trust during such person's lifetime. The table set forth below and the footnotes thereto provide the following information: the names of the members of the Naify Family who currently hold Notes, the aggregate principal amount of the Notes held by each such holder, the number of whole shares of Class A Common into which the Notes of such holder are convertible at the current conversion rate and the number of shares of Class A Common Stock beneficially owned as of the date of this Prospectus by each such holder. The Conversion Shares to be included in the Shares covered by this Prospectus will be on the basis of the order in which the Notes, up to an aggregate principal amount of $30 million, are converted, therefore no estimate can be given as to the number of shares of Class A Common Stock that will be held by each Selling Stockholder upon the termination of this offering. However, the name of the Selling Stockholder in connection with any particular sale of Shares, the number of Shares to be sold and the number and (if one percent or more) the percentage of the outstanding shares of Class A Common Stock to be owned by such Selling Stockholder after completion of any offering hereunder will be specified in a Prospectus Supplement.

                                                            No. of Whole
                                                             Shares of
                                                               Class A     No. of Shares of
                                             Aggregate      Common Stock    Class A Common
                                             Principal       Into Which          Stock
                                          Amount of Notes    Notes are       Beneficially
          Noteholder                            Held         Convertible       Owned (1)
          ----------                      ---------------   ------------   ----------------
Marshall Naify                               73,924,889.75     12,424,351   12,944,918   (2)

Robert A. Naify                             133,559,215.23     22,446,926   23,297,254   (3)

Valerie Naify                                   960,498.00        161,428      161,248

Leslie C. Naify                               1,383,117.12        232,456      263,083   (4)

Christie M. Naify                             1,383,117.12        232,456      263,083   (5)

Robert J. Naify                               1,383,117.12        232,456      263,083   (6)

Mark S. Naify                                    20,331.02          3,416        3,416

Marshall Naify, Robert A. Naify and           2,032,556.06        341,606      341,606
Georgette N. Rosekrans, Trustees of the
Michael N. Naify testamentary trust for the
benefit of Marshall Naify

John M. Sherwood, as Trustee of the             182,233.74         30,627       30,627
Leslie C. Naify 1981 Trust

John M. Sherwood, as Trustee of the             182,233.74         30,627       30,627
Christie M. Naify 1981 Trust

John M. Sherwood, as Trustee of the             182,233.74         30,627       30,627
Robert J. Naify 1981 Trust

John M. Sherwood, as Trustee of the             139,734.67         23,484       23,484
Christina Cortese 1983 Trust

John M. Sherwood, as Trustee of the             139,734.67         23,484       23,484
Acela Cortese 1983 Trust

John M. Sherwood, as Trustee of the             139,734.67         23,484       23,484
Christina E. Naify 1985 Trust

John M. Sherwood, as Trustee of the Drew        114,619.43         19,263       19,263
Michael Andrade 1986 Trust

John M. Sherwood, as Trustee of the             132,856.16         22,328       23,902
Marsha J. Naify Living Trust

John M. Sherwood, as Trustee of the             650,506.16        109,328      112,264
Michael S. Naify 1981 Trust

John M. Sherwood, as Trustee of the             472,006.16         79,328       82,264
Christina E. Naify 1981 Trust

Michael S. Naify                                973,335.44        163,585      505,845   (7)

Christina E. Naify                              875,120.40        147,079      226,407   (8)

Marshall Naify, as Trustee under the          1,368,481.30        229,996      229,996
Michael S. Naify 1963 Trust

Richard Naify                                 3,833,900.00        644,352      743,005   (9)

Josephine Naify                               5,995,736.82      1,007,686    1,141,076   (9)

James Naify                                     301,172.93         50,617       60,317


- -------------
(1) The number of shares specified in this table as being beneficially owned by each Selling Stockholder assumes the conversion of all Notes beneficially owned by such Selling Stockholder, except as set forth in the footnotes.

(2) This number includes the number of shares issuable upon conversion of Notes owned by record by Marshall Naify, Robert A. Naify and Georgette N. Rosekrans, as Trustees of the Michael N. Naify testamentary trust for the benefit of Marshall Naify (341,606 shares). This number does not include, although Marshall Naify may be deemed to beneficially own, the number of shares issuable upon conversion of Notes owned by record by Marshall Naify as sole trustee under the Michael S. Naify 1963 Trust (229,996).

(3) This number does not include, although Robert A. Naify may be deemed to beneficially own, the number of shares issuable upon conversion of Notes owned of record by Robert A. Naify as co-trustee under the Michael N. Naify testamentary trust for the benefit of Marshall Naify.

(4) This number includes the number of shares issuable upon conversion of Notes owned of record by the Leslie C. Naify 1981 Trust (30,627) of which Leslie
     C. Naify is the sole beneficiary.

(5) This number includes the number of shares issuable upon conversion of Notes owned of record by the Christie M. Naify 1981 Trust (30,627) of which Christie M. Naify is the sole beneficiary.

(6) This number includes the number of shares issuable upon conversion of Notes owned of record by the Robert J. Naify 1981 Trust (30,627) of which Robert
     J. Naify is the sole beneficiary.

(7) This number includes the number of shares issuable upon conversion of Notes owned of record by two trusts separately identified above of which Michael
     S. Naify is sole beneficiary (the Michael S. Naify 1981 Trust and the Michael S. Naify 1963 Trust)

(8) This number includes the number of shares issuable upon conversion of Notes owned of record by the Christina E. Naify 1981 Trust (79,328) of which Christina E. Naify is sole beneficiary.

(9) This number includes 66,070 shares owned jointly by Josephine Naify and Richard Naify.


     Neither the Company nor any of its affiliates has had any material relationship with any member of the Naify Family within the past three years, except that Robert A. Naify has been a director of the Company since June 12, 1987. Any other material relationship between the Company or any of its affiliates, on the one hand, and a Selling Stockholder, on the other, within three years prior to the date of a sale by such Selling Stockholder hereunder will be described in the Prospectus Supplement relating to such sale. The Company has agreed to bear all costs and expenses of registering the Shares under the Securities Act and certain state securities laws, including registration fees, its legal and accounting fees and expenses and photocopying costs. The Selling Stockholders will bear all other expenses of the offering and sale of the Shares, including any underwriting discounts, selling commissions or other compensation to agents, broker-dealers or underwriters, transfer fees or taxes, if any, and fees and expenses of counsel and other advisers, if any, to the Selling Stockholders. The Company and the Selling Stockholders have each agreed to indemnify the other against certain liabilities, including civil liabilities under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue 1,100,000,000 shares of Class A Common Stock and 150,000,000 shares of Class B Common Stock. In addition, it is authorized to issue up to 12,375,096 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), divided into 700,000 shares of Class A Preferred Stock, par value $.01 per share ("Class A Preferred Stock"), 1,675,096 shares of Class B 6% Cumulative Redeemable Exchangeable Junior Preferred Stock, par value $.01 per share ("Class B Preferred Stock"), and 10,000,000 shares of Series Preferred Stock, par value $.01 per share (the "Series Preferred Stock"). The following summary of certain provisions of the Company's Restated Certificate of Incorporation and Bylaws does not purport to be complete and is subject to, and qualified in its entirety by reference to, all provisions of such Restated Certificate of Incorporation and Bylaws, copies of which are filed as exhibits to this Registration Statement.

Common Stock

     Each share of Class A Common Stock has one vote and each share of Class B Common Stock has 10 votes per share. The Class A and Class B Common Stock are otherwise identical in all respects, except that each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder. A number of shares of Class A Common Stock equal to the number of shares of Class B Common Stock outstanding from time to time are set aside and reserved for issuance upon conversion of shares of Class B Common Stock. The Class A Common Stock is not convertible into Class B Common Stock. Subject to the preferential rights of holders of any then outstanding Preferred Stock, the holders of the Class A and Class B Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available for such payment. Holders of Class A and Class B Common Stock have no preemptive rights to purchase additional shares. Subject to the preferential rights of holders of any then outstanding Preferred Stock, the holders of Class A and Class B Common Stock are entitled to share ratably in the assets of the Company available for distribution to stockholders in the event of the Company's liquidation, dissolution or winding up.

     The holders of the Class A and Class B Common Stock vote as one class for the election of directors and have no cumulative voting rights in the election of directors. The Company's Restated Certificate of Incorporation also provides that the Board of Directors be divided into three classes of approximately equal size, with one class to be elected for a three-year term at each annual meeting of stockholders.

     The Restated Certificate of Incorporation may be amended or repealed only upon a vote of the holders of 66 2/3% of the total voting power of the outstanding Class A and Class B Common Stock and any then outstanding Preferred Stock entitled to vote with the Class A and Class B Common Stock generally on matters submitted to stockholders for a vote (collectively "Voting Stock"), voting as one class, and the Company's Bylaws may be amended only upon the affirmative vote of at least 75% of the members of the Board of Directors, or by a vote of holders of 66 2/3% of the total voting power of the outstanding Voting Stock, voting as a single class. In addition, the Restated Certificate of Incorporation provides that, subject to the rights of the holders of any class or series of Preferred Stock, a vote of the holders of 66 2/3% of the total voting power of the outstanding Voting Stock, voting as a single class, is required to remove directors (who may be removed only for cause) and to approve dissolution and certain mergers, consolidations, sales of assets and similar transactions. As of the date of this Prospectus, the Class A and Class B Common Stock and the Class C Preferred Stock (as defined below) constitute the only "Voting Stock" of the Company.

Class Preferred Stock

     Class A Preferred Stock. The Company is authorized to issue 700,000 shares of Class A Preferred Stock, of which 592,798 were issued and outstanding as of the date of this Prospectus and all of which were held by a wholly owned subsidiary of the Company. The dividend, liquidation and redemption features of the Class A Preferred Stock, each of which is discussed below, are determined by reference to the liquidation value of the Class A

Preferred Stock, which as of any date of determination will be equal, on a per share basis, to the sum of (i) $322.84, plus (ii) all dividends accrued on such share through the dividend payment date on or immediately preceding such date of determination to the extent not paid on or before such date, plus (iii), for purposes of determining liquidation and redemption payments, all unpaid dividends accrued on the sum of clauses (i) and (ii) above, to such date of determination.

     The holders of Class A Preferred Stock are entitled to receive preferential cumulative cash dividends when and as declared by the Board of Directors out of unrestricted funds legally available therefor. Dividends accrue cumulatively at an annual rate of 9 3/8% of the liquidation value per share, whether or not such dividends are declared or funds are legally or contractually available for payment of dividends. Dividends not paid on any dividend payment date are added to the liquidation value on such date and remain a part thereof until such dividends and all dividends accrued thereon are paid in full.

     Upon the dissolution, liquidation or winding up of the Company, holders of Class A Preferred Stock will be entitled to receive from the assets of the Company available for distribution to stockholders an amount in cash or property or a combination thereof, per share, equal to the liquidation value.

     The Class A Preferred Stock is subject to optional redemption at any time by the Company, in whole or in part, and to mandatory redemption by the Company on the twelfth anniversary of the issue date, in each case at a redemption price per share equal to the liquidation value of the Class A Preferred Stock.


     Class B Preferred Stock. The Company is authorized to issue 1,675,096 shares of Class B Preferred Stock, all of which were issued and outstanding as of the date of this Prospectus. The holders of Class B Preferred Stock are entitled to receive preferential cumulative dividends, when and as declared by the Board of Directors out of unrestricted funds legally available therefor. Dividends accrue cumulatively (but without compounding) at an annual rate of 6% of the stated liquidation value of $100 per share (the "Stated Liquidation Value"), whether or not such dividends are declared or funds are legally available for the payment of dividends. Accrued dividends are payable annually and, in the sole discretion of the Board of Directors, may be declared and paid in cash, in shares of Class A Common Stock or in any combination of the foregoing. Accrued dividends not paid as provided above on any dividend payment date will accumulate and such accumulated unpaid dividends may be declared and paid in cash, shares of Class A Common Stock or any combination thereof at any time without reference to any regular dividend payment date, to holders of record of Class B Preferred Stock as of a special record date fixed by the Board of Directors.

     Upon the liquidation, dissolution or winding up of the Company, the holders of Class B Preferred Stock will be entitled to receive from the assets of the Company available for distribution to stockholders an amount in cash or property or a combination thereof, per share, equal to the Stated Liquidation Value thereof, plus all accumulated and accrued but unpaid dividends thereon to the date of payment.

     The Class B Preferred Stock is redeemable at any time at the option of the Company, in whole or in part, for a redemption price per share payable in cash equal to the Stated Liquidation Value thereof, plus all accumulated and accrued but unpaid dividends thereon to and including the redemption date.

     The Class B Preferred Stock is exchangeable at the option of the Company in whole but not in part at any time for junior subordinated debt securities of the Company ("Junior Exchange Notes"). If the Company exercises its optional exchange right, each holder of outstanding shares of Class B Preferred Stock will be entitled to receive in exchange therefor newly issued Junior Exchange Notes of a series authorized and established for the purpose of such exchange, the aggregate principal amount of which will be equal to the aggregate Stated Liquidation Value of the shares of Class B Preferred Stock so exchanged by such holder, plus all accumulated and accrued but unpaid dividends thereon to and including the exchange date. The Junior Exchange Notes will mature on the fifteenth anniversary of the date of issuance and will be subject to earlier redemption at the option of the Company, in whole or in part, for a redemption price equal to the principal amount thereof plus accrued but unpaid interest. Interest will accrue, and be payable annually, on the principal amount of the Junior Exchange Notes at a rate per annum to be determined prior to issuance by adding a spread of 215 basis points to the "Fifteen Year Treasury Rate" (as defined in the Indenture pursuant to which the Junior Exchange Notes will be issued). Interest will accrue on overdue principal at the same rate, but will not accrue on overdue interest.

Series Preferred Stock

     The Series Preferred Stock is issuable, from time to time, in one or more series, with such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors. All shares of any one series of the Series Preferred Stock are required to be alike in every particular and all series are required to rank equally and be identical in all respects, except insofar as they may vary with respect to matters which the Board is expressly authorized by the Company's Restated Certificate of Incorporation to determine in the resolution or resolutions providing for the issue of any series of the Series Preferred Stock. No assurance can be given that the terms of any future series of Series Preferred Stock will not materially limit or qualify the rights of the holders of Class A or Class B Common Stock in a manner that is different from or in addition to the terms of any class or series of Preferred Stock that are outstanding on the date of this Prospectus.

     Convertible Preferred Stock, Series C. The Company is authorized to issue 80,000 shares of Convertible Preferred Stock, Series C ("Series C Preferred Stock"), of which 70,559 were issued and outstanding as of the date of this Prospectus. Each share of Series C Preferred Stock is convertible, at the option of the holder, into 100 shares of Class A Common Stock, subject to anti-dilution adjustments. The dividend, liquidation and redemption features of the Series C Preferred Stock, each of which is discussed below, are determined by reference to the liquidation value of the Series C Preferred Stock, which as of any date of determination is equal, on a per share basis, to the sum of (i) $2,375, plus
(ii) all dividends accrued on such share through the dividend payment date on or immediately preceding such date of determination to the extent not paid on or before such date, plus (iii), for purposes of determining liquidation and redemption payments, all unpaid dividends accrued on the sums of clauses (i) and
(ii) above, to such date of determination. The holders of Series C Preferred Stock are entitled to receive preferential cumulative cash dividends out of funds legally available therefor. Dividends accrue cumulatively at an annual rate of 5 1/2% of the liquidation value per share, whether or not such dividends are declared or funds are legally or contractually available for payment of dividends, except that if the Company fails to redeem shares of Series C Preferred Stock required to be redeemed on a redemption date, dividends will thereafter accrue cumulatively at an annual rate of 15% of the liquidation value per share. Dividends not paid on any dividend payment date will be added to the liquidation value on such date and remain a part thereof until such dividends and all dividends accrued thereon are paid in full. Dividends will accrue on unpaid dividends at the rate of 5 1/2% per annum, unless such dividends remain unpaid for two consecutive quarters in which event such rate will increase to 15% per annum.

     Upon the dissolution, liquidation or winding up of the Company, holders of the Series C Preferred Stock will be entitled to receive from the assets of the Company available for distribution to stockholders an amount in cash, per share, equal to the liquidation value of the Series C Preferred Stock.

     The Series C Preferred Stock is subject to optional redemption at any time after the seventh anniversary of its issuance, in whole or in part, by the Company at a redemption price per share equal to the then liquidation value of the Series C Preferred Stock. Subject to the prior preferences and other rights of any other class or series of Preferred Stock ranking senior to or on a parity with the Series C Preferred Stock, the Series C Preferred Stock is required to be redeemed by the Company at any time after such seventh anniversary at the option of the holder, in whole or in part (provided that the aggregate liquidation value of the shares to be redeemed is in excess of $1 million), in each case at a redemption price per share equal to the liquidation value.

     Redeemable Convertible Preferred Stock, Series E. The Company is authorized to issue 400,000 shares of Redeemable Convertible Preferred Stock, Series E ("Series E Preferred Stock") of which 246,402 were issued and outstanding as of the date of this Prospectus and all of which were held by wholly owned subsidiaries of the Company. At any time after the Company amends its Restated Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock to a number that would permit the conversion of all of the shares of Series E Preferred Stock then outstanding, the shares of Series E Preferred Stock shall be convertible, at the option of the holder, into Class A Common Stock at the rate of 1,000 shares of Class A Common Stock for each share of Series E Preferred Stock, subject to anti-dilution adjustments. The dividend, liquidation and redemption features of the Series E Preferred Stock, each of which is discussed below, are determined by reference to the liquidation value of the Series E Preferred Stock, which as of any date of determination is equal, on a per share basis, to the sum of (i) $22,303, plus (ii) all dividends accrued on such share through the dividend payment date on or immediately preceding such date of determination to the extent not paid on or before such date, plus (iii) for purposes of determining liquidation and redemption payments, all unpaid dividends accrued on the sum of clauses (i) and (ii) above, to such date of determination.

     The holders of Series E Preferred Stock are entitled to receive preferential cumulative cash dividends out of funds legally available therefor. Dividends accrue cumulatively at an annual rate of 5% of the stated liquidation value per share, whether or not such dividends are declared or funds are legally available for payment of dividends. Dividends not paid on any dividend payment date are added to the liquidation value on such date and remain a part thereof until such dividends are paid.

     Upon the dissolution, liquidation or winding up of the Company, holders of the Series E Preferred Stock will be entitled to receive from the assets of the Company available for distribution to stockholders an amount in cash or property or a combination thereof, per share, equal to the liquidation value of the Series E Preferred Stock.

     The Series E Preferred Stock is subject to optional redemption by the Company at any time, in whole or in part, at a redemption price, per share, equal to the then liquidation value of the Series E Preferred Stock. The Company may elect to pay the redemption price (or designated portion thereof) of the shares of Series E Preferred Stock called for redemption by issuing to the holder thereof, in respect of his shares to be redeemed, a number of shares of Class A Common Stock equal to the aggregate redemption price (or designated portion thereof) of such shares divided by the average of the last daily sales prices of the Class A Common Stock for a specified period, subject to adjustments described in the certificate of designations establishing the Series E Preferred Stock.

     Convertible Preferred Stock, Series D. The Company has entered into a definitive merger agreement with TeleCable Corporation ("TeleCable") whereby TeleCable will be merged with and into a wholly owned subsidiary of the Company (the "TeleCable Merger"). The terms of the TeleCable Merger contemplate the issuance to the former stockholders of TeleCable of one million shares of a new series of Series Preferred Stock to be designated as "Convertible Preferred Stock, Series D" (the "Series D Preferred Stock"), as partial consideration for the proposed acquisition by the Company of TeleCable. If such series is issued, the preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof are expected to be as set forth below.

     Each share of Series D Preferred Stock will be convertible, at the option of the holder, into 10 shares of Class A Common Stock, subject to anti-dilution adjustments. The dividend, liquidation and redemption features of the Series D Preferred Stock, each of which is discussed below, will be determined by reference to the liquidation value of the Series D Preferred Stock, which as of any date of determination will equal, on a per share basis, the sum of (i) $300, plus (ii) all dividends accrued on such share through the dividend payment date on or immediately preceding such date of determination to the extent not paid on or before such date, plus (iii) for purposes of determining liquidation and redemption payments, all unpaid dividends accrued on the sum of clauses (i) and (ii) above, to such date of determination.

     The holders of Series D Preferred Stock will be entitled to receive preferential cumulative cash dividends out of funds legally available therefor. Dividends will accrue cumulatively at an annual rate of 5 1/2% of the liquidation value per share, whether or not such dividends are declared or funds are legally or contractually available for payment of dividends, except that if the Company fails to redeem shares of Series D Preferred Stock required to be redeemed on a redemption date, dividends thereafter will accrue cumulatively at an annual rate of 10% of the liquidation value per share. Dividends not paid on any dividend payment date will be added to the liquidation value on such date and remain a part thereof until such dividends and all dividends accrued thereon are paid in full. Dividends will accrue on unpaid dividends at the rate of 5 1/2% per annum, unless such dividends remain unpaid for two consecutive quarters in which event such rate shall increase to 10% per annum. To the extent any cash dividends are not paid on any dividend payment date, the amount of such dividends will be converted, to the extent permissible under the Delaware General Corporation Law, into shares of Class A Common Stock at a conversion rate equal to 95% of the then current market price (as defined in the certificate of designations establishing the Series D Preferred Stock) of Class A Common Stock, and upon issuance of Class A Common Stock to holders of Series D Preferred Stock in respect of such conversion such dividend will be deemed paid for all purposes.

     Upon the dissolution, liquidation or winding up of the Company, holders of the Series D Preferred Stock will be entitled to receive from the assets of the Company available for distribution to stockholders an amount in cash, per share, equal to the liquidation value of the Series D Preferred Stock.

     The Series D Preferred Stock will be subject to optional redemption by the Company at any time after the fifth anniversary of its issuance, in whole or from time to time in part, at a redemption price per share equal to the liquidation value of the Series D Preferred Stock. Shares of Series D Preferred Stock may also be subject to optional redemption by the Company after the third anniversary of the issue date if the market value per share of Class A Common Stock shall have exceeded $37.50 for the period specified in the certificate of designations establishing the Series D Preferred Stock. Subject to the prior preferences and other rights of any other class or series of Preferred Stock ranking senior to or on a parity basis with, the Series D Preferred Stock and subject to any prohibition or restriction contained in any instrument evidencing indebtedness of the Company, any holder of Series D Preferred Stock, at such holder's option, may require the Company, at any time after the tenth anniversary of the issuance of such Series D Preferred Stock, to redeem all or a portion of such holder's shares of Series D Preferred Stock, provided that the aggregate liquidation value of the shares to be redeemed is in excess of $50,000 (or, if all of the shares of Series D Preferred Stock held by such holder has an aggregate liquidation value of less than $50,000, all but not less than all of such shares of Series D Preferred Stock), in each case at a redemption price per share equal to the then liquidation value of the Series D Preferred Stock. If the Company fails to effect any redemption of Series D Preferred Stock, the holders thereof will have the option to convert their shares of Series D Preferred Stock into Class A Common Stock at a conversion rate equal to 95% of the current market value of the Class A Common Stock over a period specified in the certificate of designations establishing the Series D Preferred Stock, provided that such option may not be exercised unless the failure to redeem continues for more than a year.

Ranking; Limitations on Rights of Holders of Common Stock

     All classes and series of Preferred Stock outstanding on the date of this Prospectus rank senior to the Class A Common Stock and Class B Common Stock as to dividend rights, rights to redemption and rights on liquidation.

     For so long as any dividends are in arrears on any outstanding class or series of Preferred Stock, and until all dividends accrued up to the immediately preceding dividend payment date on such Preferred Stock and on any class or series of Preferred Stock ranking on a parity with such Preferred Stock ("Parity Stock") shall have been paid or declared and set apart so as to be available for payment in full thereof and for no other purpose, neither the Company nor any subsidiary thereof may purchase or otherwise acquire any shares of Class A Common Stock or

Class B Common Stock, or set aside any money or assets for any such purpose, unless all of the outstanding shares of such Preferred Stock and Parity Stock are redeemed. For so long as any dividends are in arrears on any outstanding class or series of Preferred Stock and until all dividends accrued up to the immediately preceding dividend payment date on such Preferred Stock shall have been paid or declared and set apart so as to be available for payment in full thereof and for no other purpose, the Company may not declare or pay any dividend on or make any distribution with respect to the Class A Common Stock or Class B Common Stock or set aside any money or assets for any such purpose. If the Company fails to redeem shares of Class A Preferred Stock, Class B Preferred Stock or Series E Preferred Stock required to be redeemed on a redemption date, the Company may not declare or pay any dividend on or make any distribution with respect to the Class A Common Stock or Class B Common Stock or set aside money or assets for any such purpose, and neither the Company nor any subsidiary thereof may purchase or otherwise acquire any shares of Class A Common Stock or Class B Common Stock or set aside any money or assets for any such purpose, until all shares of such class or series of Preferred Stock are redeemed in full. If the Company fails to redeem shares of Series C Preferred Stock or Series D Preferred Stock required to be redeemed on a redemption date, neither the Company nor any subsidiary thereof may purchase or otherwise acquire any shares of Class A Common Stock or Class B Common Stock or set aside any money or assets for any such purpose, until all shares of such series of Preferred Stock are redeemed in full. Neither the Company nor any subsidiary thereof may purchase or otherwise acquire any shares of Class A Common Stock or Class B Common Stock, or set aside any money or assets for such purpose, if after giving effect to such purchase or acquisition the amount that would be available for distribution to the holders of Class A Preferred Stock, Class B Preferred Stock and Series E Preferred Stock upon liquidation, dissolution or winding up of the Company, if such liquidation, dissolution or winding up were to occur on the date fixed for such purchase or acquisition of shares of Class A Common Stock or Class B Common Stock, would be less than the aggregate liquidation preference of all then outstanding shares of such classes and series of Preferred Stock. The failure of the Company (i) to redeem on any date fixed for redemption any outstanding shares of Class A Preferred Stock, Class B Preferred Stock or Series E Preferred Stock or (ii) to pay dividends on the Series C Preferred Stock or Series D Preferred Stock, shall not prevent the Company from paying any dividends on Class A Common Stock or Class B Common Stock solely in shares of capital stock ranking junior to such class or series of Preferred Stock or (with respect to (i) above only) the purchase or other acquisition of Class A Common Stock or Class B Common Stock solely in exchange for (together with a cash adjustment for fractional shares, if any) shares of such junior capital stock.


                              PLAN OF DISTRIBUTION

     The Shares may be sold by the Selling Stockholders directly or through agents designated from time to time or to or through broker-dealers or underwriters designated from time to time. To the extent required, any such agent, broker-dealer or underwriter involved in the offer and sale of the Shares and any applicable commissions, discounts or other items constituting compensation to such agents, broker-dealers or underwriters will be set forth in the accompanying Prospectus Supplement. The Company has been advised by the Selling Stockholders that they have not, as of the date of this Prospectus, entered into any arrangement with an agent, broker-dealer or underwriter for the sale of the Shares.

     The distribution of the Shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis.

     If any Shares are sold in an underwritten offering, such Shares may be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable Prospectus Supplement, the obligations of any underwriters to purchase Shares will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the Shares specified in such Prospectus Supplement if any are purchased. Shares may be sold through a broker-dealer acting as agent or broker for a Selling Stockholder, or to a broker-dealer acting as principal. In the latter case, the broker-dealer may then resell such Shares to the public at varying prices to be determined by such broker-dealer at the time of resale.

     The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of any of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any discount or commission received by them and any profit realized by them on the resale of Shares may be deemed to be underwriting discounts and commissions under the Securities Act.


                                 LEGAL MATTERS

     Certain legal matters with respect to the Shares will be passed upon for the Company by Baker & Botts, L.L.P., 885 Third Avenue, Suite 1900, New York, New York 10022-4834. Jerome H. Kern, a partner of Baker & Botts, L.L.P., is a director of the Company. Mr. Kern holds options to purchase shares of Class A Common Stock.


                                    EXPERTS

     The consolidated balance sheets of TCI Communications, Inc. (formerly Tele-Communications, Inc.) and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, and the related financial statement schedules, which appear in the Annual Report on Form 10-K, as amended, of TCI Communications, Inc. for the year ended December 31, 1993, have been incorporated by reference herein in reliance upon the reports, dated March 21, 1994, of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG Peat Marwick LLP refer to a change in the method of accounting for income taxes in 1993.

     The consolidated balance sheets of Liberty Media Corporation and subsidiaries (Successor) as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1993 and 1992 and the period from April 1, 1991 to December 31, 1991 (Successor Periods) and the consolidated statements of operations, stockholders' equity, and cash flows of Liberty Media (a combination of certain programming interests and cable television assets of TCI Communications, Inc. (formerly Tele-Communications, Inc.)) (Predecessor) for the period from January 1, 1991 to March 31, 1991 (Predecessor Period), included in the Form 8-K of TCI Communications, Inc. dated April 6, 1994, have been incorporated by reference herein in reliance upon the report, dated March 18, 1994, of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in the method of accounting for income taxes in 1993.

     The financial statements of TeleCable Corporation as of December 31, 1993 and 1992 and for each of the two years in the period ended December 31, 1993, incorporated herein by reference to the Current Report on Form 8-K of the Company dated August 26, 1994, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================

     No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus or the Prospectus Supplement in connection with the offer made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus or the Prospectus Supplement nor any sale made hereunder shall, under any circumstances, create an implication that the information contained or incorporated by reference herein is correct as of any time subsequent to its date or that there has been no change in the affairs of the Company since such date. This Prospectus and the Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to anyone to whom it is unlawful to make such offer or solicitation.



                         -----------------------------



                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----

Available Information.................................................     2
Incorporation of Documents by
   Reference..........................................................     2
Certain Considerations................................................     3
The Company...........................................................     3
The Shares Being Offered..............................................     3
Selling Stockholders..................................................     4
Description of Capital Stock..........................................     7
Plan of Distribution..................................................    12
Legal Matters.........................................................    13
Experts...............................................................    13




                           Tele-Communications, Inc.


                              Class A Common Stock
                               ($1.00 Par Value)



                   -----------------------------------------


                                   PROSPECTUS


                   -----------------------------------------



                                January __, 1995

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
          -------------------------------------------

     Expenses to be borne by the Company in connection with the issuance and distribution of the Shares are set forth below. None of the listed expenses will be borne by the Selling Stockholders.


Registration Fee......................  $     3.79
Blue Sky Fees and Expenses
  (including counsel fees) *..........   15,000.00
Legal Fees and Expenses *.............   25,000.00
Accounting Fees and Expenses *........    7,000.00
Miscellaneous *.......................    2,996.21
                                        ----------
     Total *..........................  $50,000.00

- -----------------------------

*    Estimated.


Item 15.  Indemnification of Directors and Officers.
          -----------------------------------------

     Section 145 of the Delaware General Corporation Law provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the facts and circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 102(b)(7) of the Delaware General Corporation Law provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     Article V, Section E of the Company's Amended and Restated Certificate of Incorporation provides as follows:

                    1.   Limitation on Liability.
                         -----------------------

                    To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

                    2.   Indemnification.
                         ---------------

                    (a) Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Section E. The Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

                    (b) Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

                    (c) Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

                    (d) Non-Exclusivity of Rights. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may [have] or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

                    (e) Other Indemnification. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.


     Article II, Section 2.9 of the Company's Bylaws also contains an indemnity provision, requiring the Company to indemnify members of the Board of Directors and officers of the Company and their respective heirs, personal representatives and successors in interest for or on account of any action performed on behalf of the Corporation, to the fullest extent provided by the laws of the State of Delaware and the Company's Certificate of Incorporation, as then or thereafter in effect.

     The Company has also entered into indemnification agreements with each of its directors (each director, an "indemnitee"). The indemnification agreements provide (i) for the prompt indemnification to the fullest extent permitted by law against any and all expenses, including attorneys' fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in (including on appeal), or in preparing for ("Expenses"), any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation ("Claim"), related to the fact that such indemnitee is or was a director, officer, employee, agent or fiduciary of the Company or is or was serving at the Company's request as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by a director or officer in any such capacity, and against any and all judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) of any Claim, unless the Reviewing Party (one or more members of the Board of Directors or other person appointed by the Board of Directors, who is not a party to the particular claim, or independent legal counsel) determines that such indemnification is not permitted under applicable law and (ii) for the prompt advancement of Expenses, and for reimbursement to the Company if the Reviewing Party determines that such indemnitee is not entitled to such indemnification under applicable law. In addition, the indemnification agreements provide (i) a mechanism through which an indemnitee may seek court relief in the event the Reviewing Party determines that the indemnitee would not be permitted to be indemnified under applicable law (and therefore is not entitled to indemnification or expense advancement under the indemnification agreement) and (ii) indemnification against all expenses (including attorneys' fees), and advancement thereof if requested, incurred by the indemnitee in seeking to collect an indemnity claim or advancement of expenses from the Company or incurred in seeking to recover under a directors' and officers' liability insurance policy, regardless of whether successful or not. Furthermore, the indemnification agreements provide that after there has been a "change in control" in the Company (as defined in the indemnification agreements), other than a change in control approved by a majority of directors who were directors prior to such change, then, with respect to all determinations regarding a right to indemnity and the right to advancement of Expenses, the Company will seek legal advice only from independent legal counsel selected by the indemnitee and approved by the Company.

     The indemnification agreements impose upon the Company the burden of proving that an indemnitee is not entitled to indemnification in any particular case and negate certain presumptions that may otherwise be drawn against an indemnitee seeking indemnification in connection with the termination of actions in certain circumstances. Indemnitees' rights under the indemnification agreements are not exclusive of any other rights they may have under Delaware law, the Company's Bylaws or otherwise. Although not requiring the maintenance of directors' and officers' liability insurance, the indemnification agreements require that indemnitees be provided with the maximum coverage available for any Company director or officer if there is such a policy.

     The Company may purchase liability insurance policies covering its directors and officers.

     In addition, the Selling Stockholders, severally and not jointly, have agreed to indemnify the Company, its directors and officers and each person, if any, who controls the Company within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended, against certain liabilities, including civil liabilities under the Securities Act.

Item 16.  Exhibits.
          --------

  4.1 Specimen Certificate for Class A Common Stock. (Incorporated by reference herein to Exhibit 4.1 of Registration Statement on Form S-4 No. 33-54263).

  4.2 Registrant's Restated Certificate of Incorporation. (Incorporated by reference herein to Exhibit 3.1 of Registration Statement on Form S-4 No. 33-56135).

  4.3 Registrant's By-laws. (Incorporated by reference herein to Exhibit 3.4 of Registration Statement on Form S-4 No. 33-54263).

  5      Opinion of Baker & Botts, L.L.P., Counsel to Registrant.

  23.1   Consent of KPMG Peat Marwick LLP.

  23.2   Consent of KPMG Peat Marwick LLP.

  23.3   Consent of Price Waterhouse LLP.

  23.4   Consent of Baker & Botts, L.L.P.
         (included in Exhibit 5).

  24     Powers of Attorney (included on page II-6).

  99.1 Letter agreement, dated January 10, 1995, between the Company and the Selling Stockholders.

  99.2 Stock Purchase Agreement, dated as of July 9, 1986, among Tele-Communications, Inc. and certain shareholders of United Artists Communications, Inc.


Item 17.  Undertakings.
          ------------

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the
- --------  -------
information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on January 20, 1995.



                                  TELE-COMMUNICATIONS, INC.



                                  By:  /s/ Stephen M. Brett
                                      --------------------------------------
                                      Name:  Stephen M. Brett
                                      Title:  Executive Vice President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen M. Brett, Esq., and Elizabeth M. Markowski, Esq., and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform each and every act and thing requisite or necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents on their substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                              Title                          Date
- ---------                              -----                          ----

 /s/ Bob Magness                       Chairman of the Board          January 20, 1995
- ------------------------------------   and Director
(Bob Magness)



 /s/ John C. Malone                    President and Director         January 20, 1995
- ------------------------------------   (Principal Executive
(John C. Malone)                       Officer)




 /s/ Donne F. Fisher                   Executive Vice President and   January 20, 1995
- ------------------------------------   Director (Principal Financial
(Donne F. Fisher)                      and Accounting Officer)




 /s/ John W. Gallivan                  Director                       January 20, 1995
- ------------------------------------
(John W. Gallivan)




 /s/ Kim Magness                       Director                      January 20, 1995
- ------------------------------------
(Kim Magness)



 /s/ Robert A. Naify                   Director                      January 20, 1995
- ------------------------------------
(Robert A. Naify)



 /s/ Jerome H. Kern                    Director                      January 20, 1995
- ------------------------------------
(Jerome H. Kern)



 /s/ Tony Coelho                       Director                      January 20, 1995
- ------------------------------------
(Tony Coelho)



 /s/ R. E. Turner                      Director                      January 20, 1995
- ------------------------------------
(R. E. Turner)


                                 EXHIBIT INDEX
Sequential
Exhibits                                                               Page No.
- --------                                                               --------

4.1 Specimen Certificate for Class A Common Stock. (Incorporated by reference herein to Exhibit 4.1 of Registration Statement on Form S-4 No. 33-54263).

4.2    Registrant's Restated Certificate of Incorporation.
       (Incorporated by reference herein to Exhibit 3.1 of Registration Statement on Form S-4 No. 33-56135).

4.3 Registrant's By-laws. (Incorporated by reference herein to Exhibit 3.4 of Registration Statement on Form S-4 No. 33-
       54263).

5      Opinion of Baker & Botts, L.L.P., Counsel to Registrant.

23.1   Consent of KPMG Peat Marwick LLP.

23.2   Consent of KPMG Peat Marwick LLP.

23.3   Consent of Price Waterhouse LLP.

23.4   Consent of Baker & Botts, L.L.P.
       (included in Exhibit 5).

24     Powers of Attorney (included on page II-6).

99.1 Letter agreement, dated January 10, 1995, between the Company and the Selling Stockholders.

99.2   Stock Purchase Agreement, dated as of July 9, 1986, among
       Tele-Communications, Inc. and certain shareholders of United Artists Communications, Inc.